ARMOUR RESIDENTIAL REIT, INC.
CONFIRMS JULY 2017 DIVIDEND RATE PER COMMON SHARE
AND Q3 MONTHLY DIVIDEND RATES PER PREFERRED SHARE

VERO BEACH, Florida – July 3, 2017 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today confirmed the July 2017 cash dividend rate for the Company’s Common Stock and the Q3 2017 monthly cash dividend rates for the Company’s Series A and Series B Preferred Stock.

July 2017 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2017	$0.19	July 17, 2017	July 27, 2017

Q3 2017 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2017	$0.171875	July 15, 2017	July 27, 2017
August 2017	$0.171875	August 15, 2017	August 28, 2017
September 2017	$0.171875	September 15, 2017	September 27, 2017

Q3 2017 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2017	$0.1640625	July 15, 2017	July 27, 2017
August 2017	$0.1640625	August 15, 2017	August 28, 2017
September 2017	$0.1640625	September 15, 2017	September 27, 2017

Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders.

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ARMOUR Residential REIT, Inc. Confirms July 2017 Dividend Rate Per Common Share
and Q3 2017 Monthly Dividend Rates Per Preferred Share

July 3, 2017

About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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